Exhibit 99.1
Warwick Valley Telephone Company Changes Independent Public Accounting Firm
Warwick Valley Telephone Company (Nasdaq: WWVYE; the “Company”) announced today the Company is dismissing PricewaterhouseCoopers, L.L.P. (“PwC”) as its independent registered public accounting firm effective upon completion of services related to the audit of the December 31, 2004 financial statements and the effectiveness of internal controls over financial reporting. The Registrant’s Audit Committee and Board of Directors participated in and approved the decision regarding this change. PwC has been the Company’s registered public accounting firm since May 30, 2003.
The Company has engaged WithumSmith+Brown, P.C. (“WSB”) as its new independent registered public accounting firm. WSB will audit the financial statements of the Company, including the audit of effectiveness of internal control over financial reporting, for the year ending December 31, 2005.